Exhibit 99.1

Gerard A. Champi – Prepared Remarks
ANNUAL SHAREHOLDERS MEETING
May 19, 2010

Good morning and thank you for joining us today.  I have had the privilege of serving as your Interim President & CEO since March 1st of this year and appreciate the opportunity to lead the Bank.

We would like to spend the next few minutes to review the following items:
•	2009 Results
•	Asset Quality
•	Investment Portfolio
•	Capital Structure
•	Board Initiatives
•	1st Quarter 2010 Results
•	Regulatory Climate

2009 RESULTS
2009 was obviously a disappointing year for our Bank.  We witnessed first hand the effects of the severe deterioration of the global economy.  The company reported a net loss of $11.3 million in 2009 vs. net income of $15.1 million in 2008.  The primary cause for this result was the need to allocate almost $32 million of earnings to replenish the reserve for credit losses and to strengthen our ability to absorb future losses.  We also incurred $6.2 million in losses on investment securities; a $2.1 million increase in FDIC premiums and a $1.2 million increase in expenses associated with Other Real Estate Owned (“OREO”).

ASSET QUALITY
The decline in asset quality was primarily in our commercial loan portfolio – specifically loans concentrated in land development and residential lot subdivisions.  In the past, our Bank was very active and very successful in these types of projects and our lending activity in this area helped fuel our growth and income.  2009 was very different; credit markets tightened and/or were shut down.  The residential mortgage lending availability became virtually non-existent.  As a result, demand for new homes contracted abruptly while supply was still in the process of being developed for sale.  When the loans were originated, these projects did not represent any increased risk, from our point of view, from the projects that we had successfully financed in the past.

The only area that represented a more aggressive approach to our lending philosophy was our participation in out of area projects with another lending institution.  Our history in this relationship was approximately 6 years old.  In our prior experience with this institution, we had been successfully paid out on 2 projects.  However, in 2009, four (4) land development projects in Florida created charge offs in excess of $11.3 million.  These credits have been written down to their current fair market value, less anticipated costs to sell.  Our loan policy has also been modified by our Board of Directors to avoid future lending to this degree in out of area commercial real estate projects.

We have and currently service some additional out of area commercial real estate projects.  The difference is that FNCB originated and structured the financing versus our being a participant.

Please do not be misled; some of our local FNCB-originated real estate projects also became victim to the economic recession.

In several of these projects, we have taken the approach of a major equity participant, and have and will continue to evaluate and pursue actions intended to maximize our return in each of the projects.  As a result, you may continue to see an increase in Other Real Estate Owned (“OREO”) in the short term.  In some situations, it’s best if we own the asset and control the disposition of it.  Each and every project has its own characteristics, so we will continue to analyze the best approach on a case-by-case basis to maximize our return.  We are only interested in the return of our investment as quickly as possible.

I would like to give you a sense of the quality in the overall loan portfolio.  As of March 31, 2010, total loans – commercial and retail - stood at $945 million.  Non-accrual loans totaled $37 million.  However, for the remainder of the portfolio, our past due percentage at March 31, 2010, was 0.86%.  Notwithstanding this fact, we continue to work diligently and aggressively to reduce our non-earning assets.

INVESTMENT PORTFOLIO
As discussed earlier, we incurred $6.2 million in losses on investment securities in 2009.  These losses, approximately $4.7 million, were primarily the result of impairment in our pooled trust preferred collateralized debt obligations.  These securities are comprised of portions of trust preferred debt offerings issued by 412 banks and other financial institutions.  In addition, various private label mortgage backed securities (CMO’s) resulted in impairment charges totaling $1.5 million in 2009.  We continue to monitor these assets closely and make appropriate accounting adjustments during the reporting periods.

CAPITAL STRUCTURE
In a proactive move, we fully subscribed a $25 Million Subordinated Debenture in an effort to strengthen the capital structure of our company.  Additionally, we have suspended our quarterly dividend – once again to improve our capital levels and maintain our status as a “well capitalized” institution.  These actions, although not pleasant to initiate, reflect the company’s stance to protect our shareholders’ investment and provide a necessary capital cushion for your company.  We chose the Subordinated Debenture as a cost effective and time effective approach having the least adverse impact to our Common Shareholders.

As of December 31, 2009, the Company’s Total Risk-Based Capital Ratio was 12.18%, Tier I Risk-Based Capital Ratio was 9.02% and Tier I Leverage Ratio was 7.77%.  The Bank’s Total Risk-Based Capital Ratio was 11.82%, Tier I Risk-Based Capital Ratio was 10.56% and Tier I Leverage Ratio was 9.09%.

As you are aware, we have sought approval for the authorization to issue up to 20 million shares of Preferred Stock.  We have no immediate plans to issue any shares under this program.  As explained in the Proxy material, your approval will provide us with the enhanced ability and flexibility to respond to favorable capital market conditions.  The potential future issuance of Preferred Stock will only be considered in the best interests of the company and its shareholders.

BOARD INITIATIVES

During the 4th quarter of 2009, your board set forth several initiatives and reached out to top notch advisors in the Financial Services Industry to assist with Organizational Structure, Compensation & Benefits, and Strategic Planning.  The organizational structure study has been completed and was adopted by the Board earlier in the 2nd quarter.  The compensation administration project has also been completed and will be implemented throughout the remainder of this year.  The strategic plan is in the process of being completed prior to the end of the 2nd quarter.

The revised organizational structure has been implemented and we are pleased to introduce the various areas of reporting responsibility.  Please stand as I introduce each of you:
•	Thomas P. Tulaney has been named our Chief Lending Officer and will be responsible for the Commercial Lending activities.
•	James M. Bone, Jr., CPA has been named our Chief Information Officer and will be responsible for Information Systems, MIS, Deposit and Loan Operations.
•	Robert J. Mancuso has been named our Chief Administrative Officer with primary responsibility for our Human Resources and Facilities areas.
•
We have successfully recruited a Compliance Officer – Attorney Brian L. Ware joined our Bank on March 5, 2010.  Brian has extensive experience in the Bank Secrecy Act (BSA)/Anti-Money Laundering (AML) areas with some larger institutions and we welcome Brian’s experience and knowledge.

•
With the announcement of Joseph Stupak’s retirement, we were also fortunate to have Charles Willis join our Bank on March 1, 2010 as our Internal Auditor.  Charles has over 20 years of auditing experience in the financial services industry.  We welcome Charlie to our team.

•
Joseph J. Earyes, CPA will head up our Retail Banking unit and will be responsible for Branch Administration & Operations, Customer Care Center, FNCB Wealth Management, Workplace Banking and Bankcard Services.

•	Lisa L. Kinney has been called upon to lead our Retail Lending unit, which includes Consumer, Mortgage and Indirect Auto Lending areas.

We will continue to enhance our management of various risk areas and as a result of our revised organizational structure; we have also initiated a search for a Chief Credit Officer.  The Chief Credit Officer will be responsible for Credit Administration, Loan Administration, Loan Review and Asset Recovery.

We continue our efforts to recruit a Chief Financial Officer.  While these efforts are in process, the Bank has engaged a veteran financial executive as Interim CFO to assist the Bank in managing its financial affairs.  Until retirement, Gene Sobol was CFO at Keystone Nazareth Bank.  He has proven to be a great resource for us.

Please allow me to take this opportunity to have the other Officers and Employees who are present to stand and introduce themselves and their area of responsibility.

1ST QUARTER 2010 RESULTS
We were pleased to report Net Income of $1.959 million, or 0.12 per share, for the 1st quarter ended March 31, 2010.  Total assets for this period were $1.4 billion; net loans totaled $920 million while deposits stood at $1.1 billion.  Our Net Interest Margin was 3.58%, a slight improvement vs. December 31, 2009.  Do we have more work to do?  Absolutely; but clearly, we continue to make progress and see encouraging signs.  We recognize and acknowledge the effort it will take and we are preparing to meet the challenges facing us, our industry and the local economy.

REGULATORY CLIMATE
Through the events of this past year, we have had many conversations with our banking regulator – the Office of the Comptroller of the Currency (“OCC”).  The Board and management team has been aggressive in addressing matters raised by them.  However, we are fully prepared to receive a Regulatory Enforcement Action.  We do not know what exactly will be required of the Bank in addressing any potential order.  We can assure you that your Board and management takes this matter very seriously, and will cooperate with the OCC in taking actions to comply with their requirements.  We continue to have ongoing interaction with the OCC and feel confident that, whatever challenges are presented, are a reflection of the past, and we will emerge through this process as an improved banking organization poised for the future.

CONCLUSION
We would be remiss if we did not recognize our most valuable asset – our employees!  To everyone in attendance today and ALL our dedicated employees – Thank You!  Prior publicity has created uneasiness in our workplace at times; however, our employees handled this professionally, courteously and with great service to our customers.
To our Shareholders – Thank You for your perseverance, loyal support and continued confidence.  We work every day to return your Bank to the levels of performance you have come to expect and deserve.
To our Customers and the Communities we serve – Once again, Thank You for your trust, your allegiance, and for giving us the opportunity to provide for your banking needs.

We have a great leadership Team that begins with our Board and Senior Management and is backed by the most dedicated, service orientated group of employees that has made your bank the largest Community Bank in NEPA!

We want you to know that we are working diligently on the challenges that we are facing and ones that we will face!

The core of this Franchise is strong, stable, and committed to servicing our tremendously loyal customer base and investing in the future.

Thank You for attending today’s meeting.